Exhibit 10.18

Valeant Pharmaceuticals International, Inc.

January 13, 2014

Dear Robert:

This letter agreement outlines the details of your continuing employment with Valeant Pharmaceuticals International, Inc. (the “Company”), and your Company assignment during the Employment Term (as defined below).

1.	Effect on Other Agreements.

(a)	Except as specifically described in Section 1(b) and referenced in Section 11(k), the terms of this letter agreement constitute the entire agreement between the Company and you with respect to the subject matter hereof, and supersede all prior agreements and negotiations, including, without limitation, the terms of the letter agreement between you and the Company, dated November 11, 2010.

(b)	For the avoidance of doubt, except as specifically set forth herein, the terms of any equity awards held by you with respect to the Company and those granted in conjunction with the execution of this letter agreement shall continue to be governed exclusively by the terms set forth in the plan and award agreement governing each such award.

2.	Employment Term; Title: Duties.

(a)	Employment Term. Your employment term (the “Employment Term”) under this letter agreement shall be for the period commencing on January 10, 2014 (the “Effective Date”) and ending on the sixth anniversary of such date, unless the Employment Term is terminated earlier pursuant to Section 6 hereof. For the avoidance of doubt, you shall not be entitled to payments pursuant to Section 8 of this letter agreement upon the termination of your employment upon or following the expiration of the Employment Term.

(b)	Title. During the Employment Term, you shall serve as Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development and will report to the Company’s Chief Executive Officer. If, during the Employment Term, you do not serve as the Corporate Secretary of the Company (or ultimate parent entity of the Company), then the individual serving such function shall report to you. Your principal place of employment will be in Orange County, California, provided that you satisfy the travel requirements necessary for the performance of your duties (which travel requirements you acknowledge will be consistent with the travel required of you prior to the date hereof and will include performing services at other Company offices consistent with current practices).

(c)	At-Will Employment; Duties. Your employment with the Company is “at-will.” This means that you or the Company have the option to terminate your

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Mr. Robert Chai-Onn

employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer. During the Employment Term, you shall devote your full business time, energy and best efforts to the performance of your duties hereunder and shall not engage, directly or indirectly, in any other business, profession, occupation or investment, for compensation or otherwise, which would conflict or interfere with the rendition of such services.

3.	Annual Compensation.

(a)	Base Salary. Your base salary during the Employment Term shall be $750,000 per year, and the Company, in its sole discretion, may increase such amount from time to time.

(b)	Annual Incentive. You will be eligible to participate in the Company’s management bonus plan as in effect from time to time for each calendar year during the Employment Term, with a target bonus of 120% commencing January 1, 2014, with the potential of 240% of your base pay. The terms of any such plan will be determined in the discretion of the Company’s Board of Directors (the “Board”) (or a committee thereof), which will retain the discretion to amend or terminate any such plan at any time in its sole discretion. Any annual incentive to which you become entitled shall be payable at the time management bonuses are paid generally. Except as otherwise set forth herein in Section 8, to be eligible for any bonus payment, you must be employed by the Company, and not have given or received notice of the termination of your employment, on the day on which the applicable bonus is paid to other members of the Company management.

4.	Equity Awards; Equity Ownership; Matching Grants.

(a)	Equity Awards. On or prior to the Effective Date, subject to any required shareholder approval of a proposal to increase the number of shares available for grant under the Company’s 2011 Omnibus Incentive Plan (the “Plan”), which shall be submitted by the Company to shareholders at the Company’s next annual meeting, the Board (or a committee thereof) will take such action as to grant to you 180,000 options to acquire shares of Company common stock and 90,000 performance-based restricted share units under the Plan, pursuant to award agreements which shall contain the terms approved on the date of grant. During the Employment Term, you shall be considered for additional long-term incentive awards. Any such award (and the terms thereof) shall be determined by the Company’s Board (or a committee thereof) in its sole discretion.

(b)

Share Ownership Commitment. You also agree to comply with any applicable share ownership requirements adopted by the Company, as may be amended from time to time, which shall require you to hold Company shares to the extent that

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share ownership is required for similarly situated executives of the Company; provided, however, you hereby agree that, notwithstanding such requirements, you hereby agree that your minimum share ownership requirement, determined in accordance with the Company’s share ownership requirements and held by you or any Permitted Transferee (as defined in the award agreement applicable to your 2014 performance-based restricted share unit grant) shall be $10,000,000.

(c)	Matching Grants for Share Purchases. In connection with such share ownership, you shall also be eligible to receive matching share units to the extent such a program is established or maintained by the Company for similarly situated executives of the Company, in accordance with the terms of any such program as may be in effect from time to time.

5.	Benefits; Tax Equalization.

(a)	Employee and Executive Benefits. During the Employment Term, you will be eligible to participate in the Company’s employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to such employees. In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your base salary earned during such tax year; provided that you shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence. You will be entitled to vacation and paid time off during the Employment Term in accordance with the applicable policies of the Company in place from time to time.

(b)	Business Expense Reimbursement. Upon submission of proper invoices in accordance with the Company’s normal procedures, you shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by you in connection with the performance of your duties hereunder.

6.	Termination. Your employment and the Employment Term may be terminated under the circumstances described in paragraphs (a)-(f) of this Section 6. The effective date of any such termination is referred to herein as the “Termination Date.”

(a)	Death. Your employment shall be terminated as of the date of your death and your beneficiaries shall be entitled to the Accrued Obligations described in Section 7 hereof.

(b)

Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, and you shall be entitled to the Accrued Obligations described in Section 7 and any

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benefits to which you may be entitled under any applicable disability plan of the Company. For purposes of this letter, “Disability” shall have the meaning assigned to such term the Plan.

(c)	Without Cause. The Company may terminate your employment without Cause and you shall be entitled to the Accrued Obligations described in Section 7 and the benefits described in Section 8.

(d)	For Cause. The Company may terminate your employment for “Cause,” and you shall be entitled to the Accrued Obligations described in Section 7. “Cause” shall mean, for purposes of this letter, “cause” shall be defined as (1) conviction of any felony or indictable offense (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by you of any material covenants to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend you from employment (without pay) upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as there has been a final adjudication with respect to the offense in question. If such final adjudication does not result in a conviction, as soon as practicable following such final adjudication, the Company will pay you the base salary and target bonus amount that you would have received for the period during which you were suspended without pay (with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay) and you will receive vesting credit for purposes of your outstanding equity awards.

(e)

For Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason and you shall be entitled to the Accrued Obligations described in Section 7 and the benefits described in Section 8. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this letter, Good Reason shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if curable) within

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thirty (30) days after the Company has received written notice from you which notice must be provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.

(i)	Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect as of the date hereof, (B) removal of you from the positions of Executive Vice President, General Counsel and Chief Legal Officer, or Head of Corporate and Business Development of the Company (and, following a Change in Control, removal from any of these positions of the ultimate parent company of the resulting entity), (C) your ceasing to be the most senior legal officer of the Company (and, following a Change in Control, ceasing to be the most senior legal officer of the ultimate parent company of the resulting entity), or (D) your ceasing to report directly to the Chief Executive Officer of the Company (and, following a Change in Control, ceasing to report directly to the Chief Executive Officer of the ultimate parent company of the resulting entity). For the avoidance of doubt, the provisions of this Section 6(e)(i) shall not be triggered upon any event or circumstance resulting from your promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason;

(ii)	Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of all other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this letter; it being agreed that a directive to you by the Company that you relocate your principal place of employment shall constitute a material breach by the Company of a material provision of this letter agreement (Section 2(b)) unless such directive is made to relocate to the Company’s U.S. corporate headquarters either (i) on or following the date, if any, when the Company attains an aggregate market capitalization exceeding $250 billion or (ii) because you fail to satisfy the travel requirements set forth in Section 2(b) of this letter agreement.

(f)	Without Good Reason. You may terminate your employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of your employment and you shall be entitled to the Accrued Obligations described in Section 7.

(g)	Upon or Following Expiration of Employment Term. For the avoidance of doubt, no payments shall be due to you under this letter agreement upon a termination of your employment for any or no reason upon or at any time following the Employment Term.

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(h)	Notice of Termination. With the exception of a termination described in Section 6(a), any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this letter agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this letter agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For purposes of this letter agreement, no such termination of your employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

7.	Accrued Obligations. Upon any termination of your employment during the Employment Term, you will be entitled to (i) payment of the earned and unpaid base salary and accrued and unpaid vacation time through the date of termination; (ii) reimbursement, within sixty (60) days following submission by you to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the date of your termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of your termination of employment; and (iii) such employee benefits, if any, to which you are entitled under the employee benefit plans of the Company under the terms of such plans (the amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Obligations”). The treatment of any deferred compensation or equity or equity-based award held by you upon termination shall be governed by the terms of the applicable plan and/or agreement (as modified by this letter agreement, if applicable).

8.	Severance Benefits. If your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(a)	The Company will pay you an amount equal to two times the sum of your annual salary and target bonus, in each case as of the date of your termination (without giving effect to any reduction thereto constituting Good Reason).

(b)

In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year

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through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs at any time within twelve (12) months following a Change in Control (or during the six months prior to a Change in Control if such termination was in contemplation of, and directly related to, the Change in Control), then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this Section 8(b) shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(c)	The Company will provide you (and your dependents) with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on payment terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination (it being understood that such programs or policies shall remain subject to change from time to time);

(d)	The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the termination of your employment or (ii) the date that you secure full time employment.

(e)	Notwithstanding anything to the contrary in the applicable award agreement, each of your options to acquire shares of Company common vested and outstanding as of the Termination Date shall remain exercisable for one year following the Termination Date (but in no event beyond the expiration of the original term).

(f)	Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits provided for by Section 8 of this letter agreement and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in a form reasonably satisfactory to the Company and any revocation period set forth in the release has lapsed. Subject to the provisions of Section 11(b), the Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment, except that the benefit continuation described in Section 8(c) may be reduced by the Company to the extent that you obtain replacement coverage following the Date of Termination.

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(g)	Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

9.	Change in Control. For purposes of each equity award outstanding as of the date hereof, (notwithstanding anything to the contrary in the applicable award agreement), a “Change in Control” shall be deemed to occur if and when the first of the following occurs:

(a)	the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board;

(c)	the closing of an amalgamation or similar business combination (each, an “Amalgamation”) involving the Company if (i) the shareholders of the Company, immediately before such Amalgamation, do not, as a result of such Amalgamation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Amalgamation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Amalgamation or (ii) immediately following the Amalgamation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Amalgamation (or, if the entity resulting from such Amalgamation is then a subsidiary, the ultimate parent thereof);

(d)	a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained

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by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. In addition, notwithstanding the foregoing, solely to the extent required by Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), a Change of Control shall be deemed to have occurred only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.

10.	Covenant Not to Solicit.

(a)	Covenant. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)

Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions of Section 10(a) above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under Section 10(a) shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under Section 10(a). Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under Section 10(a) in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state or jurisdiction in which you maintain

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your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.

11.	Miscellaneous.

(a)	Indemnification. You shall be indemnified by the Company as provided in its articles or, if applicable, pursuant to an indemnification agreement with the Company if such agreements are provided to similarly-situated executives.

(b)	Section 409A. The parties intend for the payments and benefits under this letter agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A. With respect to reimbursements from the Company to which you are entitled (pursuant to Section 5(b) or otherwise) (i) the amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year; (ii) each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred and (iii) your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

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(c)	Recovery of Incentive Compensation. You acknowledge and agree that incentive compensation granted to you following the Effective Date relating to your employment with the Company shall be subject to the terms of the Company’s policies on the recovery of incentive cash compensation (sometimes referred to as “clawback”) as in effect from time to time; provided that all of your incentive compensation, whenever granted, shall be subject to such additional clawback provisions as required by law and applicable listing rules.

(d)	Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e)	Modification. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this letter agreement.

(f)	Assignment. This letter agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. This letter agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the assets or business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)	Notice. For the purposes of this letter agreement, notices and all other communications provided for in the letter agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to you shall be directed to you at your primary home address on file with the Company; and provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Chair of the Talent and Compensation Committee of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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(h)	Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)	Governing Law. This letter agreement is governed by the laws of the State of New Jersey.

(j)	Currency. All currency amounts set forth in the letter agreement refer to U.S. dollars.

(k)	Policies. You acknowledge and agree that the policies of the Company as in effect from time to time will govern any other matter not specifically covered by this letter agreement. Without limiting the foregoing, you agree that during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.

As confirmation of acceptance of this employment offer, please sign this letter agreement indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed letter agreement in the envelope provided. A duplicate copy of this letter agreement is included for your records.

Sincerely,

Valeant Pharmaceuticals International, Inc.

By:	/s/ J. Michael Pearson
J. Michael Pearson
Chief Executive Officer

/s/ Robert Chai-Onn
Robert Chai-Onn